Watson, Farley & Williams (New York) LLP
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April 7, 2011
Teekay LNG Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Registration Statement on Form F-3 (No. 333-162579) — Prospectus Supplement
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and various of its subsidiaries and affiliates, in connection with the issuance and sale by the Partnership of up to 4,255,000 common units (the “Units”) pursuant to the Partnership’s registration statement on Form F-3 (No. 333-162579) declared effective by the U.S. Securities and Exchange Commission on October 29, 2009 (the “Registration Statement”), the preliminary prospectus supplement dated April 5, 2011, to the base prospectus dated October 29, 2009 (the “Preliminary Prospectus”) and the prospectus supplement dated April 5, 2011 to the base prospectus dated October 29, 2009 (the “Prospectus”).
In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:
(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Prospectus;

(iv)	the Underwriting Agreement, dated April 5, 2011 (the “Underwriting Agreement”), among the representatives of the underwriters named therein, the Partnership, Teekay GP L.L.C., a Marshall Islands limited liability company (the “General Partner”), Teekay LNG Operating L.L.C., a Marshall Islands limited liability company (the “Operating Company”, and together with the Partnership and the General Partner, the “Teekay Parties”); and

(v)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Teekay Parties, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.
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Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
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Teekay LNG Partners L.P.	Page 2
April 7, 2011
In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinions set forth herein, (v) the completeness of each document submitted to us and (vi) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.
(i)	that the Underwriting Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Teekay Parties); and

(ii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.
As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations in the aforementioned certificates of representatives of the Teekay Parties as we have deemed relevant and appropriate and upon the representations and warranties of the Teekay Parties in the Underwriting Agreement. We have not independently verified the facts so relied on.
This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.
Based on the facts as set forth in the Preliminary Prospectus and the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Units will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP